Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated September 28, 2026, which report includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern, relating to the financial statements of Orange Street Acquisition Corporation as of August 31, 2026 and for the period from inception (June 1, 2026) through August 31, 2026, in the Prospectus included in this Registration Statement on Form S-1.

We also consent to the reference to us under the caption ‘Experts’ in the Registration Statement.

/s/ HYYH CPA. LLC

Baltimore, Maryland

September 28, 2026